上海商業銀行
SHANGHAI COMMERCIAL BANK

Shanghai Commercial Bank Limited
141 Cheung Sha Wan Road
Sham Shui Po
Kowloon Hong Kong
上海商業銀行有限公司
香港九龍深水埗長沙灣道141號
Tel (852) 2381 0221 Fax (852) 2397 2067
www.shacombank.com.hk

Confidential

Our Reference: LPC23/334/1203857

26 September 2012

ADGS Advisory Ltd
Rooms 2611-13A, 26/F
113 Argyle Street
Mongkok, Kowloon

Attention: Ms Tong Wing Shan Michelle, Director

Dear Sirs,

Re: Banking Facility(ies)

As discussed, we refer to our previous facility letter(s) dated 20 June 2012 and 20 October 2011 and are pleased to offer the revised banking facility(ies) ("Facility(ies)") as described in this letter ("Facility Letter") to you subject to the provisions herein contained, the Terms and Conditions and the Appendix hereto. Please note that the Appendix forms an integral part of this Facility Letter and the terms and expressions used herein are as defined and construed in the Appendix. In case of any conflict between the Appendix and this Facility Letter, the latter shall prevail.

Description of Facility(ies)	Features
Revolving Facility(ies) for O/D and R/L not to exceed HKD6,000,000	• Interest on O/D is to be charged at 0.75% p.a. over Prime or 2% p.a. over the overnight HIBOR, whichever is higher. At current Prime of 5.25% p.a., the effective interest rate is 6% p.a. • Interest on R/L is to be charged at 0.25% p.a. below Prime. At current Prime of 5.25% p.a., the effective interest rate is 5% p.a. • The principal sum of R/L is to be repaid in full on or before 6 months after the respective R/L draw-down date(s). Interest is to be paid monthly commencing one month after the respective R/L draw-down date(s). • Purpose of R/L is solely for your business use.
Instalment Loan(s) ("Loan(s)"): **(i) No. 334-51-05149-0 ("Loan A") with an outstanding balance of HKD8,092,342.16** **(ii) No. 334-51-05150-4 ("Loan B") with an outstanding balance of HKD1,959,235.61**	• Interest on Loan A is charged at 2.25% p.a. below Prime. At current Prime of 5.25% p.a., the effective interest rate is 3% p.a. • Interest on Loan B is charged at 1.75% p.a. below Prime. At current Prime of 5.25% p.a., the effective interest rate is 3.5% p.a. • Interest on Loan C is charged at 1% p.a. over Prime. At current Prime of 5.25% p.a., the effective interest rate is 6.25% p.a.

(iii) No. 334-51-05196-2 ("Loan C") with an outstanding balance of HKD1,943,242.64	• The outstanding balances of Loans A, B and C are to be repaid in full by the remaining 280, 233 and 58 monthly instalments, currently of HKD40,250, HKD11,608 and HKD38,920 respectively each inclusive of interest. The monthly instalment amounts will vary with the changes in the interest rate.
All are as at 25 September 2012	
Corporate Credit Card(s) having a revolving credit limit of HKD340,000	• Terms and conditions governing your rights and obligations in the use of credit card(s) are stipulated in the relative credit card application form(s) and the Credit Card Cardholder Agreement.

Security(ies) : 1. A charge on cash deposits for not less than HKD1,000,000 held in your name;

2. Existing all monies first legal charges in our favour over the following property(ies) ("Property(ies)"):

   - Flat B on 5/F, Fu Shing Building, 9 Sai Ching Street, Yuen Long, New Territories (Chargor: Ms Li Lai Ying);
   - 2/F (including the Balcony adjacent thereto and the Roof thereof), Block 3A of Avenue Garden, 157 Shung Ching San Tsuen, Shap Pat Heung, Yuen Long, New Territories (Chargor: Ms Tong Wing Sze Winze);
   - G/F including the Garden Yard thereto and the Space on G/F underneath the Staircases, 1/F including the Balcony appurtenant thereto and 2/F including the Balcony appurtenant thereto together with the Roof thereabove and the Staircases leading from the Landing between the 1/F and 2/F up to the Roof, Block 12A of Wah On Villa, 138 San Wai Tsuen, Yuen Long, New Territories (Chargor of G/F: Ms Tong Wing Yee Betty; Chargor of 1/F: Ms Tong Wing Shan Michelle; and Chargor of 2/F: Kam Sze Engineering Ltd);
   - Flat A on 5/F, Block 3 of Scenic Gardens, 25 Town Park Road South, Yuen Long, New Territories (Chargor: Ms Tong Wing Yee Betty);
   - Flat C on 1/F of Tower 1, Sausalito, 1 Yuk Tai Street, Shatin, New Territories (Chargor: Ms Wong Chow Han);

3. A continuing guarantee in our favour given by Mr Chan Kin Hang Danvil to secure all amounts payable by ADGS Advisory Ltd for HKD2,000,000 together with interest, fees, costs and expenses in our approved form;

4. An exsitng continuing guarantee in our favour given by Mr Chan Kin Hang Danvil, Ms Tong Wing Shan Michelle and Ms Tong Wing Yee Betty jointly and severally to secure all amounts payable by ADGS Advisory Ltd for HKD16,310,000 together with interest, fees, costs and expenses; and

5. An existing continuing guarantee in our favour given by Ms Tong Wing Shan Michelle and Ms Tong Wing Yee Betty jointly and severally to secure all amounts payable by ADGS Advisory Ltd for HKD2,000,000 together with interest, fees, costs and expenses.

For avoidance of doubts, the total liability of each of Mr Chan Kin Hang Danvil, Ms Tong Wing Shan Michelle and Ms Tong Wing Yee Betty under the captioned guarantees is/will be HKD18,310,000.

(Collectively, "Security Document(s)")

Fire Insurance : The Property(ies) must be covered by a fire insurance policy(ies) for an insured amount(s) equivalent to the estimated reinstatement value of the Property(ies) as determined by us showing us as the loss payee which will be arranged by us at your expense, unless the Property(ies) is/are covered for not less than the requisite amount by a master policy(ies). The insured amount(s) will be subject to our periodic review.

Prepayment :
1. Early full prepayment of Loan B before 30 January 2013 will be subject to a fee for HKD20,000.
2. Any partial prepayment of the Loan(s) will be subject to a fee of HKD1,000 per request.
3. Any partial prepayment of the loan(s) must be in the amount of HKD10,000 (or equivalent in any other currency) or its multiples.
4. You are also required to give at least 7 days' prior written notice to us for full or any partial prepayment of the loan(s).

Late Charge on Instalment Loan(s), CTL(s) and/or H/P(s) : For any Instalment Loan, CTL and/or H/P, a late charge of HKD400 (excluding the handling fee for auto-pay returned due to insufficient fund in account) for each overdue repayment will be collected from your account maintained with us.

Handling Fee : A handling fee of HKD3,000 will be debited from your account maintained with us.

Facility Fee : An annual facility fee on Revolving Facility(ies) of HKD8,000 will be debited from your account maintained with us.

Undertaking :
1. The Chargors of the Property(ies) undertake the Property(ies) is/are intended and continue to be self-occupied. Any change of the usage of the Property(ies) is subject to our prior written consent. If the Property(ies) is/are to be subsequently leased out (subject to our prior written consent), the Borrower and the Chargors of the Property(ies) undertake that the relevant tenancy agreement(s)/lease(s) of the Property(ies) must be submitted to us in form and substance to our satisfaction.

2. The Borrower and the Chargors of the Property(ies) hereby warrant and declare that there are no unauthorized or illegal structures, alterations and/or additions on the Property(ies) (collectively, the "Unauthorized Structures"). If it should be discovered that any Unauthorized Structure exists or if any notice or order or resolution is issued by the Government or other competent authority or the manager or incorporated owners of the building of which the Property(ies) form(s) part requiring the Chargors of the Property(ies) to demolish or reinstate any part of the Property(ies) (collectively, the "Notices") during the subsistence of the legal charge(s), the costs for regularizing the Unauthorized Structures or, as the case may be, the costs for complying with the Notices shall be borne by the Borrower and the Chargors of the Property(ies) absolutely. The Borrower and the Chargors of the Property(ies) shall also keep us indemnified against all costs, claims, losses and damages as we may incur as a result of the Unauthorized Structures and/or the Notices. In addition, we shall, without prejudice to the terms of the legal charge(s), be entitled to increase the interest rate charged on the Facility(ies) at our sole discretion.

Please indicate your acceptance of the Facility(ies) by signing and returning the enclosed duplicate of this Facility Letter duly signed by you and the relevant party(ies), if any, within 14 days hereof, failing which the offer in this Facility Letter will lapse unless otherwise agreed by us. This letter shall be supplemental and additional to our previous facility letter(s) dated 20 June 2012 and 20 October 2011. If and to the extent there is any inconsistency between this letter and the said letter(s), the terms of this letter shall prevail.

上海商業銀行
SHANGHAI COMMERCIAL BANK

ADGS Advisory Ltd

We also enclose a set of documents which should be completed and returned to us. If you have any queries regarding the completion of the required documents or this letter, please do not hesitate to contact Mr Sung Kwok Wah, Branch Manager at 21928611 or Mr Woo Hoi Kwan Kevin, Relationship Manager at 21928609.

Yours sincerely,
For and on behalf of
Shanghai Commercial Bank Ltd

Authorized Signatures
WOO Hoi-kwan (A-355) SUNG Kwok-wah (A-271)

We agree to accept the Facility(ies) and be bound by all the terms and conditions of this Facility Letter as the Borrower and Chargor.

For and on behalf of
ADGS ADVISORY LIMITED

Authorized Signature(s)

Borrower and Chargor: ADGS Advisory Ltd
Date: 10 OCT 2012

I agree to be bound by the above terms as the Chargor and Guarantor.

Chargor and Guarantor: Tong Wing Shan Michelle
Date: 10 OCT 2012

I agree to be bound by the above terms as the Chargor and Guarantor.

Chargor and Guarantor: Tong Wing Yee Betty
Date: 10 OCT 2012

We agree to be bound by the above terms as the Chargor.

For and on behalf of
金時工程有限公司
KAM SZE ENGINEERING LIMITED

Authorized Signature(s)

Chargor: Kam Sze Engineering Ltd
Date: 10 OCT 2012

I agree to be bound by the above terms as the Chargor.

Chargor: Li Lai Ying
Date: 10 OCT 2012

I agree to be bound by the above terms as the Chargor.

Chargor: Tong Wing Sze Winze
Date: 10 OCT 2012

I agree to be bound by the above terms as the Chargor.

Chargor: Wong Chow Han
Date: 10 OCT 2012

I agree to be bound by the above terms as the Guarantor.

Guarantor: Chan Kin Hang Danvil
Date: 10 OCT 2012

APPENDIX

Terms	Definition/Description
ABF	Asset Based Financing Facility
ARF	The extension of Account Receivables Financing Facility under the SME Loan Guarantee Scheme provided by the government of HKSAR
B/D	Our extension of Bills Discounted Facility
BIE	Business Installations and Equipment Financing Facility under the SME Loan Guarantee Scheme provided by the government of HKSAR
C/P	Clean Bills Purchase Facility
CTL	Corporate Tax Loan
D/A	Our purchase of your export bills on Documents Against Acceptance terms
D/P	Our purchase of your export bills on Documents Against Payment terms
HIBOR/LIBOR	Hong Kong Interbank Offered Rate/London Interbank Offered Rate as quoted by us from time to time
H/P	Hire Purchase Facility
I/B	Our extension of Inward Bills Loans to you for settlement of drawings under L/C
IDL	Our extension of Invoice Discounting Loan to you by your assignment of interests on the invoice(s) in our favour
I/N	Our extension of Inward Collection Loans for settlement of your account payables due to your suppliers
I/V	Our extension of Invoice Financing Loan against vendor's invoice (not submitted through bank).
L/C	Establishment of Letter of Credit for your account
L/G	Establishment of Letter of Guarantee for your account
O/B	Outward Bills Negotiation of export documents presented under L/Cs issued in your favour
O/D	Overdraft Facility
P/L	Our extension of Packing Loans, repayable on demand. Due date of P/L must be earlier than or the same as the original expiry date of the L/Cs. Any extension of P/L due date in accordance with the extension of L/C expiry date is subject to our approval. Repayment of P/L will be made by the proceeds from negotiation of the relative export bills.
PO/L	Our extension of loan against confirmed purchased orders issued in your favour acceptable to us
Prime/US Prime	Hong Kong Dollars Prime/U.S. Dollars Prime Lending Rate as quoted by us from time to time, and subject to fluctuation at our sole discretion
R/L	Our extension of Revolving Loans to you
SFGS	SME Financing Guarantee Scheme provided by the Hong Kong Mortgage Corporation Limited
SOF	Shares Overdraft Facility against your charge over the securities acceptable to us ("Acceptable Securities")
SpGS	Special Loan Guarantee Scheme provided by the government of HKSAR
T/R	Release of goods to your possession under Trust Receipt
WCL	Working Capital Loan under the SME Loan Guarantee Scheme provided by the government of HKSAR
Terms and Conditions	Collectively refer to the terms and conditions contained in our Terms and Conditions for Bank Accounts and General Services as well as those on our standard documents executed by you in relation to the banking facility(ies) and/or account(s) with us.
Standard Clauses	**Contents**
Hire Charge/Interest Rate Calculation Basis	Hire charge/Interest shall be computed on the basis of a 365 day year for Hong Kong Dollars and Sterling Pound Facility(ies) and 360 day year for Facility(ies) in other currencies.
Overdue Interest	(a) For Trade Financing Facilities including I/B, I/N, I/V, P/L etc.: 2% p.a. over the original interest rate for the first month, and to be increased by 1% p.a. for each consecutive month of overdue (b) For H/P: 2% p.m./24% p.a. (c) For any other type of advances in any foreign currencies (excluding USD) and any loan under Government Home Assistance Loans Schemes, Government Home Purchase Loan Schemes, Participation Loans against Deposit and Home Ownership Scheme (before Phase 14A): 4% p.a. over the loan interest rate on the overdue amount, with a minimum charge of HKD100 or its equivalence. (d) For any other type of advances in HKD or in USD: 4% p.a. over Prime on the overdue amount, with a minimum charge of HKD100 or its equivalence. Notwithstanding the above, the overdue interest rate is subject to changes at any time at our sole discretion.
Interest and Repayment on O/D and SOF	Repayable on demand. Interest is to be accrued on a daily basis, but payable monthly in arrears to the debit of your Checking Account on the 21st day (or the next business day if it is a holiday) of each and every calendar month. Any O/D and/or SOF in excess of the agreed limit is subject to approval at our sole discretion. Interest on such excess amount is to be charged at such rate as we may from time to time determine on a daily basis, which is currently at 10% p.a. over Prime.
Late Charge on Instalment Loan(s), CTL(s) and/or H/P(s)	For any Instalment Loan, CTL and/or H/P, a late charge of HKD400 (excluding the handling fee for auto-pay returned due to insufficient fund in account) for each overdue repayment will be collected from your account maintained with us.
Set-Off	In the event of default, we have the right to set off any credit balance in other accounts held by you solely or jointly with other person(s) against the actual or contingent liabilities due to us whether joint or several, current or otherwise or subject to notice or not.

Standard Clauses	Contents
Conditions Precedent	The availability of the Facility(ies) shall be subject to our receipt from you the following documents in form and substance satisfactory to us in all respects:- (a) duly passed resolutions of your board of directors approving the acceptance of the Facility(ies) [where applicable]; (b) list of specimen signatures of (authenticated to our satisfaction) (i) the person(s) authorised to act on your behalf and/or (ii) the directors [where applicable]; (c) certified copies of your up-to-date Business Registration Certificate; Certificate of Incorporation [where applicable] and Memorandum and Articles of Association [or equivalent constitutional documents where applicable]; (d) the Security Document(s) duly executed by the relevant parties and where applicable the relevant board resolutions approving the terms and execution of the Security Document(s); (e) such other documents as may be required from time to time by us to be certified as true, complete and up to date by a director or the secretary of yours (as the case may be) or other persons acceptable to us; and (f) "Sharing of Credit Data – Customer Consent Form" duly signed by you [applicable if you are the "SME Limited Company" under the definition of commercial credit reference agency].
Covenants	1. You are required to submit your audited financial statements (and in case of sole proprietor or partnership un-audited financial statements and/or latest tax return are acceptable) to us for review within eight months from the end of each fiscal year, and are also required to provide us with any further financial or corporate information from time to time at our request. 2. You undertake to immediately inform us any change of the company's directors, partners [where applicable] or beneficial shareholders and any other material adverse changes or cross default of subsidiaries [where applicable]. The availability of the Facility(ies) will be subject to these changes and cross default.
Expenses	Whether or not the legal documentation for the Facility(ies) is executed as contemplated, all expenses, commissions, legal costs, fees, stamp duties, insurance premiums, property valuation fees, documentation costs, out-of-pocket expenses, etc., incurred in connection with the Facility(ies) including, without limitation, the preparation, execution and/or enforcement of the relative Security Document(s) and such other documents shall be for your account and borne by you and shall be payable on demand.
Forced Liquidation	Should the market value of the Acceptable Securities in your Securities Account fall to a level such that your SOF outstanding exceeded the Available Limit, you are required to provide us forthwith with cash or other additional securities acceptable to us to reduce the SOF outstanding or to increase the Available Limit. If you fail to meet the above replenishment requirements immediately upon our request (whether oral or in writing), it will be considered a default and we may, at our sole discretion, force liquidation of your charged securities to reduce or fully repay your SOF outstanding at any time without prior notice to you.
Availability Period of the Facility(ies)	The Facility(ies) will be available for drawdown/utilization within 3 months from the date of this Facility Letter unless further extension is agreed by us in writing.
Joint Utilization of the Facility(ies)	If you consist of two or more persons/companies, the Facility(ies) will be made available to any one or more of you as specified in this Facility Letter. If any part of the Facility(ies) is utilized by any one or more of you, we shall not under any duty inform the other(s) of such utilization.
Joint and Several Liabilities and Notice	If you consist of two or more persons/companies, all of you under the Facility(ies) are jointly and severally liable for the indebtedness, liabilities and obligations of any one or more of you to us under or in connection with any of the Facility(ies). Any notice or demand by us shall be deemed to be given and served on each of you if given and served on any one or more of you.
Conflict	Where there is any conflict between the provisions in this Facility Letter & the Terms and Conditions, the provisions herein shall prevail.
Section 83 of The Banking Ordinance (the "Ordinance")	The Ordinance has imposed on us as a bank certain limitations on advances to persons/companies related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of the Ordinance and in the absence of such advice we will assume that you are not so related. Kindly advise us immediately in writing should you become so related subsequent to acknowledging this Facility Letter.
Miscellaneous	1. Notwithstanding any provision to the contrary contained in this Facility Letter, Security Document(s) or any other documents, we reserve our overriding right, at our sole discretion, to modify, cancel or terminate all or part of the Facility(ies) and the terms governing thereof, and to declare all amounts then outstanding to be immediately due and payable and to call on demand cash cover for your prospective and contingent liabilities. 2. Upon signing the duplicate of this Facility Letter, you consent to our providing to any guarantor or security provider in respect of any loan or credit facilities extended to you the following: (a) a copy of this Facility Letter and/or any other documents or information evidencing the obligations to be guaranteed or secured or a summary thereof; (b) a copy of any formal demand for overdue payment which is sent to you; and (c) from time to time on request by the guarantor(s) or security provider(s), a copy of the latest statement of account provided to you. 3. By accepting and acknowledging this Facility Letter, you, the guarantor(s) and security provider(s) authorize us at any time and at our absolute discretion to disclose any data, information and documents [including but not limited to this Facility Letter, Security Document(s), other accounts, financial conditions, business and affairs] in relation to you, the guarantor(s) or security provider(s) to any of our offices and branches, parent companies, subsidiaries, affiliates, associate companies or any actual or potential buyers, assignees, novatees or transferees of any of our rights under this Facility Letter and Security Document(s) without further notice.